Exhibit 107

Calculation of Filing Fee Tables

FORM S-1

(Form Type)

THARIMMUNE, INC.

(Exact Name of Registrant as Specified in its Charter)

Table 1: Newly Registered Securities

	Security Type	Security Class Title	Fee Calculation Rule	Amount Registered	Proposed Maximum Offering Price Per Share	Maximum Aggregate Offering Price(1)(3)	Fee Rate	Amount of Registration Fee
Fees to Be Paid	Equity	Common Stock, $0.0001 par value (2)	457(o)			$11,500,000	$0.00014760	$1,698
Fees to Be Paid	Other	Pre-Funded Warrants to Purchase Common Stock (4)				-	-	(4)
Fees to Be Paid	Equity	Common Stock Underlying Pre-Funded Warrants (4)				-	-	(4)
Fees to Be Paid	Other	Representative’s Warrants to Purchase Common Stock				-	-	(5)(6)
Fees to Be Paid	Equity	Common Stock Underlying Representative’s Warrants				$431,250	$0.00014760	$64
	Total Offering Amounts							$1,762
	Total Fees Previously Paid							$-
	Total Fee Offsets							$-
	Net Fee Due							$1,762

(1)	This registration statement also includes an indeterminate number of securities that may become offered, issuable or sold to prevent dilution resulting from stock splits, stock dividends and similar transactions, which are included pursuant to Rule 416 under the Securities Act of 1933, as amended (the “Securities Act”).

(2)	Estimated solely for the purpose of computing the registration fee in accordance with Rule 457(o) under the Securities Act.

(3)	Includes the offering price of additional shares that the underwriters have the option to purchase to cover over-allotments, if any.

(4)	The proposed maximum aggregate offering price of the Common Stock will be reduced on a dollar-for-dollar basis based on the offering price of any Pre-Funded Warrants issued in the offering, and the proposed maximum aggregate offering price of the Pre-Funded Warrants to be issued in the offering will be reduced on a dollar-for-dollar basis based on the offering price of any Common Stock issued in the offering. Accordingly, the proposed maximum aggregate offering price of the Common Stock and Pre-Funded Warrants (including the Common Stock issuable upon exercise of the Pre-Funded Warrants), if any, is $11,500,000.

(5)	No separate registration fee is payable pursuant to Rule 457(g) under the Securities Act.

(6)	We have calculated the proposed maximum aggregate offering price of the Common Stock underlying the Representative’s Warrants by assuming that such warrants are exercisable at a price per share equal to 125% of the price per share and accompanying Common Warrant sold in this offering.